UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

DAYSTAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in charter)

Delaware	84-1390053
(State or other jurisdiction of incorporation)	(IRS employer identification no.)

2972 Stender Way, Santa Clara, CA	95054
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Form 8-A/A (Amendment No. 1) amends the Registration Statement on Form 8-A, originally filed on May 8, 2009 (the “Form 8-A”) by DayStar Technologies, Inc. (the “Company”) with respect to rights to purchase Series A Junior Participating Cumulative Preferred Stock of the Company (the “Rights”) issued pursuant to the Stockholder Rights Agreement (the “Rights Agreement”), dated May 6, 2008, by and between the Company and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of Form 8-A is hereby amended and supplemented by adding the following after the last paragraph of Item 1:

On October 1, 2009, the Company and the Rights Agent entered into Amendment No. 1 to Stockholder Rights Agreement (the “Amendment”). This Amendment is intended to clarify that the term “Exempt Person” (as defined in the Rights Agreement) shall include any person or group that is approved by resolution of the Company’s Board of Directors to become a beneficial owner of 15% or more of the outstanding shares of the Company’s Common Stock, prior to such person or group becoming a beneficial owner of 15% or more of the outstanding shares of the Company’s Common Stock. As of October 1, 2009, the Company is not aware of any person or group that has become an “Acquiring Person,” as defined in the Rights Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment (which is included as an exhibit to this Form 8-A/A) which is incorporated herein by reference.

Item 2.	Exhibits.

3.1	Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of DayStar Technologies, Inc. classifying and designating the Series A Junior Participating Cumulative Preferred Stock (Previously filed as Exhibit 3.1 to the Company’s Form 8-A filed with the Commission on May 8, 2008, Commission File No. 001-34052 and incorporated herein by reference).

4.1	Stockholder’s Rights Agreement, dated as of May 6, 2008, between DayStar Technologies, Inc. and Computershare Trust Company, N.A., as Rights Agent (Previously filed as Exhibit 4.1 to the Company’s Form 8-A filed with the Commission on May 8, 2008, Commission File No. 001-34052 and incorporated herein by reference).

4.2	Amendment No. 1 to Stockholder’s Rights Agreement, dated as of October 1, 2009, between DayStar Technologies, Inc. and Computershare Trust Company, N.A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

Date: October 7, 2009	By:	/S/ WILLIAM S. STECKEL
	Name:	William S. Steckel
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of DayStar Technologies, Inc. classifying and designating the Series A Junior Participating Cumulative Preferred Stock (Previously filed as Exhibit 3.1 to the Company’s Form 8-A filed with the Commission on May 8, 2008, Commission File No. 001-34052 and incorporated herein by reference).

4.1	Stockholder’s Rights Agreement, dated as of May 6, 2008, between DayStar Technologies, Inc. and Computershare Trust Company, N.A., as Rights Agent (Previously filed as Exhibit 4.1 to the Company’s Form 8-A filed with the Commission on May 8, 2008, Commission File No. 001-34052 and incorporated herein by reference).

4.2	Amendment No. 1 to Stockholder’s Rights Agreement, dated as of October 1, 2009, between DayStar Technologies, Inc. and Computershare Trust Company, N.A., as Rights Agent